Filed Pursuant To Rule 433 Registration No. 333-180974 February 12, 2015

Gold Demand Trends Full Year 2014 WORLD GOLD COUNCIL Asia’s share of global consumer demand has grown from 47% to 60% in five years. This growth has fuelled the development of local infrastructure to meet the region’s increasing demands. Growth in regional vaulting capacity Creation of the Shanghai Gold Exchange’s International Board Expansion of China’s gold retail network Western banks granted licences to import gold into China. Gold investment products launched in regional hubs of Singapore and Hong Kong, cater to demand from Asian investors. Central banks globally were again committed buyers, adding 477t to their reserves. 477t Jewellery demand stabilised following an exceptional 2013. Demand was down 10% year-on-year to 2,153t, but comfortably above the 5-year average. 2,153t 2014 2,053t 5-year average 2014 mine production reached a record of 3,114t, 2% above last year. Meanwhile, recycling declined to a 7-year low. +2%

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